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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Lifecore Biomedical, Inc.

(Name of Registrant as Specified In Its Charter)

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LIFECORE BIOMEDICAL, INC.
3515 Lyman Boulevard
Chaska, Minnesota 55318

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
November 16, 2006

     Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc. (the “Company”), will be held at Windows On Minnesota operated by the Marquette Hotel, 80 South 8th Street, 50th floor of the IDS Tower, Minneapolis, Minnesota 55402 on Thursday, November 16, 2006 at 3:30 p.m., local time, for the following purposes:
1.	To elect seven directors for one-year terms.

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the current fiscal year ending June 30, 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     The Board of Directors has fixed the close of business on September 25, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Dennis J. Allingham
President, CEO and Secretary

Dated:	October 6, 2006 Minneapolis, Minnesota
To assure your representation at the meeting, please sign, date and return the enclosed proxy card whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

PROXY STATEMENT

Page
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	2

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	3

PROPOSAL 1 ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	5
Board Independence	5
Board Meetings and Committees	6
Executive Sessions of the Board	7
Compensation of Directors	7
Policy Regarding Attendance at Annual Meetings	8
Shareholder Communication with Directors	8
Code of Business Conduct and Ethics	8
Stock Ownership Guidelines	8

EXECUTIVE COMPENSATION	8
Report of the Compensation Committee	8
Summary Compensation Table	11
Option Grants In Last Fiscal Year	12
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values	12
Change in Control and Employment Agreements	13

STOCK PRICE PERFORMANCE GRAPH	13

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
Report of the Audit Committee	14
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees	14
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by the Company’s Independent Registered Public Accounting Firm	15

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING	16

OTHER MATTERS	16

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 16, 2006
     The Board of Directors of Lifecore Biomedical, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 3:30 p.m. on November 16, 2006, and at any adjournment thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, facsimile or in person. These individuals will receive no additional compensation for their services other than their regular salaries. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The mailing of this Proxy Statement to shareholders of the Company was commenced on or about October 6, 2006.
     Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting. The shares represented by a proxy will be voted as indicated in such proxy, provided such proxy is not revoked. If no direction is made, the proxy will be voted for the election of the nominees for director and for the other proposal set forth in this Proxy Statement.
     The total number of shares of stock outstanding and entitled to vote at the meeting as of September 25, 2006 consisted of 13,253,953 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on September 25, 2006 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.
     Each item of business, other than the election of directors, properly presented at a meeting of the Company’s shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will be used to determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.
     In accordance with Minnesota law, the nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents information provided to the Company as to the beneficial ownership of the Company’s common stock as of September 1, 2006 by (i) all persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; (ii) each of the directors and director nominees of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all officers and directors as a group.

	Amount and
	Nature of
	Beneficial
	Ownership		Percent of
Name and Address of Beneficial Owner	(1)(2)(3)		Class
The Vertical Group, L.P.	1,340,900	(4)	10.1%
25 DeForest Avenue
Summit, NJ 07901

Carnegie Investment Bank AB	1,013,051	(5)	7.7%
D Carnegie & Co AB
Västra Trädgårdsgatan 15
Gustav Adolfs torg 18
SE-103 38 Stockholm

Dennis J. Allingham	345,225		2.6%
Benjamin C. Beckham	12,750		*
Orwin L. Carter, Ph.D.	109,000		*
Martin J. Emerson	—		*
Joan L. Gardner	116,435	(6)	*
Thomas H. Garrett	103,802		*
Luther T. Griffith	10,000		*
Larry D. Hiebert	80,300		*
David M. Noel	60,750		*
Richard W. Perkins	182,500	(7)	1.4%
John E. Runnells	46,800		*
Kipling Thacker, Ph.D.	76,549		*
All directors and officers as a group (12 persons)	1,144,111	(8)	8.2%

*	Less than 1%

(1)	Unless otherwise indicated, ownership is direct and the beneficial owner has full voting and investment power.

(2)	Includes the following shares subject to options which are or will become exercisable within 60 days of September 1, 2006: Mr. Allingham, 323,625 shares; Mr. Beckham, 5,750 shares; Dr. Carter, 92,000 shares; Ms. Gardner, 97,034 shares; Mr. Garrett, 93,000 shares; Mr. Griffith, 10,000 shares; Mr. Hiebert, 70,300 shares; Mr. Noel, 50,750 shares; Mr. Perkins, 121,000 shares; Mr. Runnells, 45,000 shares and Dr. Thacker, 49,550 shares.

(3)	Includes the following shares of restricted stock subject to future vesting conditions: Mr. Allingham, 6,668 shares; Mr. Beckham, 3,500 shares, Mr. Hiebert, 3,334 shares; Mr. Noel, 3,334 shares and Dr. Thacker, 3,334 shares.

(4)	The foregoing share amount and percentage represent the combined holdings of two partnerships and three individuals as of December 31, 2005 and are based on a Schedule 13G filed on February 10, 2006. Of such amounts, 866,708 shares (6.59% of the total outstanding) are beneficially owned by Vertical Fund I, L.P., 308,792 shares (2.35% of the total outstanding) are beneficially owned by Vertical Fund II, L.P., 90,000 shares (.68% of the total outstanding) are beneficially owned by Stephen D. Baksa, 33,700 shares (.26% of the total outstanding) are owned by Jack W. Lasersohn, and 1,800 shares (.01% of the total outstanding) are owned by John E. Runnells. Additionally, Mr. Runnells has options to purchase an aggregate of 50,000 shares. Under the terms of the options, Mr. Runnells currently has the right to purchase 40,000 shares, which shares have been included for purposes of calculating Mr. Runnells’ ownership and the total beneficial ownership set forth above. The partnerships and the individuals filed the Schedule 13G jointly to reflect their combined ownership because the sole general partner of each partnership is The Vertical Group, L.P., a Delaware limited partnership (“Vertical”), and each of the individuals are general partners of Vertical, and the partnerships and the individuals may be deemed to constitute a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934.

(5)	The foregoing share amount and percentage are as of September 22, 2005 and are based on a Schedule 13G filed on February 21, 2006. Carnegie Fund Management Company S.A. is a wholly owned subsidiary of Banque Carnegie Luxembourg S.A. Banque Carnegie Luxembourg S.A. is a wholly owned subsidiary of Carnegie Investment Bank AB, which in turn is a wholly owned subsidiary of D Carnegie & Co. AB. Carnegie Investment Bank AB is the Investment Manager for Carnegie Fund Management Company S.A. Each of the persons filing declares that the filing of the Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any of the shares covered by the Schedule 13G, and they thereby disclaim beneficial ownership. Carnegie Fund Management Company S.A. makes independent decisions through its Investment Manager, Carnegie Investment Bank AB.

(6)	Includes 5,000 shares held by a partnership in which Ms. Gardner is a partner.

(7)	Includes 55,500 shares held by various trusts of which Mr. Perkins is the sole trustee and 6,000 shares held by a foundation created by Mr. Perkins.

(8)	Includes 958,009 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within 60 days of September 1, 2006.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on the Company’s review of the copies of these reports received by the Company and written representations from the Company’s directors and executive officers, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements for the fiscal year ended June 30, 2006, except that Ms. Gardner filed one late Form 4 report disclosing the purchase of Company stock.

PROPOSAL 1 — ELECTION OF DIRECTORS
     The Company’s Board of Directors currently consists of eight directors. Joan L. Gardner has decided to not stand for re-election at the Annual Meeting. Seven directors have been nominated for election at the Annual Meeting to hold office for a term of one-year and until their successors are duly elected and qualified. The Company believes that each of the nominees will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as management may propose.
     The Board of Directors recommends that the shareholders vote “FOR” the election of the seven nominated directors, and the enclosed proxy will be so voted unless a contrary vote is indicated.
     Information regarding the director nominees is set forth below.

Name and Principal Occupation	Age	Director Since
Dennis J. Allingham	56	2004
Mr. Allingham was appointed President, Chief Executive Officer and Secretary and to the Board of Directors in February 2004. Mr. Allingham previously served as Executive Vice President of the Company from November 1997 to February 2004. He served as Chief Financial Officer of the Company from January 1996 to March 2004. Mr. Allingham was also General Manager of the Hyaluronan Division from November 1996 to February 2004 and General Manager of the Oral Restorative Division from November 1997 to February 2004.

Orwin L. Carter, Ph.D.	64	1989
Dr. Carter is a self-employed business consultant. From April 1996 to May 1999, he was Vice President of Finance and Administration at Hamline University. Dr. Carter is a director of Theragenics Corporation. He currently serves on the Audit Committee and the Governance and Nominating Committee.

Martin J. Emerson	42	2006
Mr. Emerson has served as President and Chief Executive Officer of American Medical Systems, Inc. (“AMS”), a leading provider of medical devices and therapies that restore pelvic health of individuals worldwide, since January 2005. He served as President and Chief Operating Officer of AMS from March 2004 to January 2005. From January 2003 to March 2004, Mr. Emerson served as Executive Vice President, Global Sales and Marketing, and Chief Operating Officer for AMS. From 2000 through 2002, he served as Vice President and General Manager of International at AMS. Mr. Emerson has over 20 years of experience in the medical device industry, including earlier experience with Boston Scientific and Baxter International. Mr. Emerson is a director of AMS.

Name and Principal Occupation	Age	Director Since
Thomas H. Garrett	61	1996
Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota and served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of St. Jude Medical, Inc. He currently serves as Chairman of the Compensation Committee.

Luther T. Griffith	53	2004
Mr. Griffith is President of Griffith Resources, Inc., which provides consulting and capital resources to small businesses in the process of change, since 1994. Mr. Griffith is also an “Angel Investor” in various early stage companies. From 1995 through 2005, Mr. Griffith also served as the Chairman of Care Technologies, Inc., a manufacturer of wireless monitoring and locating systems for the eldercare market. From 1978 through 1994, Mr. Griffith also served in numerous management capacities for Alexander & Alexander Services, Inc. Mr. Griffith is a director of Theragenics Corporation. He currently serves as the Chairman of the Audit Committee and serves on the Governance and Nominating Committee.

Richard W. Perkins	75	1983
Mr. Perkins has served as President, Chief Executive Officer and director of Perkins Capital Management, Inc., an investment management firm, since January 1985. Mr. Perkins is a director of the following public companies: Synovis Life Technologies, Inc., CNS, Inc., Nortech Systems, Inc., Teledigital, Inc. and Vital Images, Inc. He currently serves on the Audit Committee and the Compensation Committee.

John E. Runnells	61	2002
Mr. Runnells has been a Managing Director of The Vertical Group, Inc., an investment management and venture capital firm focused on the medical device industry, since 1992. Prior to that time, he was a co-founder (in 1984) and Managing Director of Paddington Partners, an investment firm that merged with The Vertical Group, Inc. in 1992. He currently serves on the board of directors of Axya Medical, Inc., Incumed Inc., Dynamic Implants, Inc., Orbital Fixation, Inc., Spondylogix, Inc. and SPMR, Inc., all privately held companies. He currently serves as the Lead Director and Chairman of the Governance and Nominating Committee.

CORPORATE GOVERNANCE
Board Independence
     The Board of Directors has determined that each of the Company’s directors is independent under the Nasdaq listing standards, except for Dennis J. Allingham, who serves as the Company’s President, Chief Executive Officer and Secretary. Each of the Company’s Audit, Compensation and Nominating and Corporate Governance committees is composed only of independent directors. In making the independence determinations, the Board of Directors reviewed all of the directors’ relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with the Company and the Company’s management.

Board Meetings and Committees
     The Board of Directors conducts its business through meetings of the Board and three standing committees: Audit, Compensation, and Governance and Nominating. Each committee member identified below has served on the indicated committee since the 2005 Annual Meeting of Shareholders.
     During fiscal 2006 the Board of Directors held 5 meetings. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served during fiscal 2006.
Audit Committee

Members:	Luther T. Griffith, Chairman Orwin L. Carter, Ph.D. Richard W. Perkins
     Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by the Company’s independent registered public accounting firm regarding internal controls and accounting procedures, and considers management’s response to those comments. The Audit Committee is comprised of three directors and operates under a written charter. The Audit Committee charter was amended in August 2004 and a copy of the Audit Committee charter may be found on the Company’s web site at www.lifecore.com under “Investor Info – Corporate Governance.” All of the Audit Committee members meet the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission. The Board of Directors has identified Luther T. Griffith to be an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee held six meetings during fiscal 2006.
Compensation Committee

Members:	Thomas H. Garrett, Chairman Joan L. Gardner Richard W. Perkins
     The Compensation Committee makes recommendations to the Board with respect to executive and key employee compensation. The Compensation Committee operates under a written charter, which was adopted in April 2005 and which may be found on the Company’s web site at www.lifecore.com under “Investor Info – Corporate Governance.” The Compensation Committee is comprised of non-employee directors who meet the independence requirements of the Nasdaq listing standards. The Compensation Committee held one meeting during fiscal 2006.
Governance and Nominating Committee

Members:	John E. Runnells, Chairman Orwin L. Carter, Ph.D. Joan L. Gardner Luther T. Griffith
     The Governance and Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Governance and Nominating Committee operates under a written charter, which was adopted in August 2004 and which may be found on the Company’s web site at www.lifecore.com under “Investor Info – Corporate Governance.” All of the Governance and Nominating Committee members meet the independence requirements of the Nasdaq listing standards. The Governance and Nominating Committee held one meeting during fiscal 2006.

     The Governance and Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the Company’s needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In evaluating a candidate for nomination as a director of the Company, the Governance and Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Governance and Nominating Committee will consider these criteria for nominees identified by the Governance and Nominating Committee, by shareholders, or through some other source.
     The Governance and Nominating Committee will consider qualified candidates for possible nomination that are submitted by the Company’s shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance and Nominating Committee c/o John Runnells at 3515 Lyman Boulevard, Chaska, MN 55318: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.
     The Governance and Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Governance and Nominating Committee. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.
     No candidates for director nominations were submitted by any shareholder in connection with the Annual Meeting.
Executive Sessions of the Board
     During each regular Board meeting, the Company’s non-employee directors, each of whom meets the independence requirements of the Nasdaq listing standards, meet in executive session without the Chief Executive Officer or any other member of management being present. The Lead Director, who is currently Mr. Runnells, presides at such sessions.
Compensation of Directors
     Directors who are not officers of the Company receive a monthly retainer of $1,000, a $1,000 fee for each Board meeting attended, a $500 fee for each telephonic Board meeting attended and a $500 fee for each committee meeting attended. Additionally, the annual committee chairman fees for the Lead Director and Governance and Nominating Committee Chair, Audit Committee Chair and Compensation Committee Chair are $5,000, $4,000 and $2,000, respectively. Directors may elect to receive the annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the fair market value of the stock on the date of grant. The restriction on the stock lapses on the six-month anniversary of the grant date.
     The 1996 Stock Plan (the “1996 Plan”) provides for the automatic granting of options to non-employee directors upon election or re-election by the Board or shareholders. The 1996 Plan provides that each non-employee director will be automatically granted an option to purchase 10,000 shares of the Company’s common stock upon the director’s initial election to the Company’s Board of Directors. In fiscal 2006, the 1996 Plan also provided that each non-employee director would be automatically granted an option to purchase 10,000 shares of the Company’s common stock upon the directors re-election to the Company’s Board of Directors. Such options vest as to one half of the shares eight months after the date of grant and as to the balance of the shares 20 months after the date of grant. In fiscal 2007, the Company amended the 1996 Plan to reduce the options granted to non-employee directors upon their re-election to the Company’s Board of Directors from options to purchase 10,000 shares of the Company’s common stock to options to purchase 7,500 shares of the Company’s common stock.

Policy Regarding Attendance at Annual Meetings
     The Company encourages, but does not require, its Board members to attend the annual meeting of shareholders. Last year, seven of the Company’s directors attended the Annual Meeting of Shareholders.
Shareholder Communication with Directors
     Shareholders may communicate with the Company’s Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: Lifecore Biomedical, Inc., c/o Secretary 3515 Lyman Boulevard, Chaska, MN 55318. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.
Code of Business Conduct and Ethics
     The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which applies to the Company’s directors, officers and employees. The Code of Ethics is published on the Company’s website at www.lifecore.com under “Investor Info – Corporate Governance.” Any amendments to the Code of Ethics and waivers of the Code of Ethics for the Company’s Chief Executive Officer, Chief Financial Officer or Controller will be published on the Company’s website.
Stock Ownership Guidelines
     The Company has recently adopted Stock Ownership Guidelines (the “Guidelines”) which apply to the Company’s directors and executive officers. The Guidelines encourage the Company’s directors and executive officers to own the Company’s common stock in order to demonstrate their commitment to the long-term success of the Company. Under the Guidelines, directors are expected to own shares of the Company’s common stock in an amount having a market value of five times the annual retainer paid to the Company’s directors. Under the Guidelines, executive officers are expected to own shares of the Company’s common stock in an amount having a market value of a multiple of one or two times the individual’s annual base salary, depending upon the individual’s management level. The Company’s directors and executive officers are expected to by in compliance with the Guidelines within five years of first becoming subject to the Guidelines. The Company’s Compensation Committee monitors compliance with the Guidelines and has the authority to waive compliance with the Guidelines in the event of financial hardship or other good cause. The Guidelines are published on the Company’s website at www.lifecore.com under “Investor Info — Corporate Governance.”
EXECUTIVE COMPENSATION
Report of the Compensation Committee
     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors, currently consisting of Mr. Garrett (Chairman), Ms. Gardner and Mr. Perkins. The Compensation Committee is responsible for approving and recommending to the Board of Directors all short and long-term compensation plans for the executive officers of the Company and the Board of Directors and for administering the Company’s stock option plans. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board.
     Set forth below is a report submitted by Mr. Garrett, Ms. Gardner and Mr. Perkins in their capacity as the Board’s Compensation Committee (the “Committee”), addressing the Company’s compensation policies for fiscal 2006 as they affected the Company’s executive officers generally, and specifically as they affected Mr. Allingham, the Company’s Chief Executive Officer, and Messrs. Beckham, Hiebert, Noel and Thacker, the Company’s other executive officers whose cash compensation exceeded $100,000 during fiscal 2006.
     The Committee, under the direction of the Board of Directors, had engaged an outside compensation consulting firm to obtain recommendations on executive compensation, executive bonus plans, and executive stock option plans for fiscal 2005 and elected to forego such an extensive engagement in fiscal 2006. The Committee chose to rely on the 2005 data with some minor modifications based upon generally available regional compensation surveys.
     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Compensation Policies Toward Executive Officers
     The Company’s executive compensation has historically consisted of three components: (i) base salaries, (ii) equity awards and (iii) cash bonuses. In fiscal 2004, Mr. Allingham presented a three year plan covering fiscal 2005 through 2007 aimed at achieving profitability and growth. The Committee determined that achievement of the plan targets would merit a modification of prior compensation practices in the area of equity incentives. Accordingly, the Committee directed the issuance of larger option grants and initiated the grant of restricted stock to executive officers, with the understanding that such grants would not likely be made over the three year plan period. Initially, 50,000 shares of restricted stock and 160,000 stock options were granted to four executives. The vesting period for the restricted stock was set at the earlier of four years or achievement of the three annual targets on a cumulative basis. The stock options vested at date of grant due in part to the Committee’s desire to provide immediate incentives, the relatively new responsibilities of such executives and the execution of a non-competition agreement with each executive. New executives hired since early 2004 have received pro-rata grants of restricted stock depending upon their year of hire and full stock option grants. Accordingly, 7,000 shares of restricted stock and 60,000 stock options have been made to one executive who joined the senior management team through the end of fiscal 2006.
     Cash bonuses have been utilized to provide short term incentives to achieve annual operating plans and to augment base salaries which have generally been set at or below the median ranges for executive responsibilities deemed comparable by the Committee. Bonuses are awarded provided threshold performance parameters are met in net income and net sales targets, as well as certain non-financial targets. Bonuses are determined as a percentage of base salary and in fiscal 2006 the 2006 Bonus Plan percentages ranged from 0% to 65% depending on the range of financial and non-financial performance thresholds. Bonuses earned in fiscal 2006 were based upon achieving the financial targets of the 2006 Operating Plan and ranged from 19% to 35%. Prior to the end of the fiscal year the Committee determined that a shortfall of one and two percent of net sales and net income would be deemed to meet the 2006 Operating Plan thresholds.
  Each of these elements is discussed below:
     Base Salaries. In determining the base salaries of each executive officer for fiscal 2006, the Committee has relied on the 2005 report by the compensation consultants and current compensation surveys, and has considered performance against defined goals. Mr. Allingham’s compensation is discussed below under “Chief Executive Officer Compensation.”
     Stock Options. During fiscal 2006, the Company granted 60,000 stock options to Ben Beckham as a newly named executive officer.
     Restricted Stock. During fiscal 2006, the Company granted 7,000 shares of restricted stock to Mr. Beckham at a price of $15.99. The restricted shares will vest at the earlier of three years from the date of issuance or upon achievement of financial performance criteria for fiscal years 2006 and 2007. The employee forfeits unvested shares upon the termination of employment prior to the end of the vesting period.
     The Company achieved the financial performance criteria in fiscal 2006, and as a result, 21,368 shares vested.
     Cash Bonuses. During fiscal 2006, the Company achieved certain financial targets for revenues and profitability, which in turn qualified the Company’s executives for a cash bonus as set forth in the Summary Compensation Table. Bonuses were also paid during 2005 and 2004 based on the achievement of certain financial targets for revenue and other non-financial objectives. No other cash bonuses have been paid to any of the Company’s executive officers during the past five fiscal years.
     In addition to the compensation described above, the Company allows its executives to participate in other broad-based employee benefit plans, such as the Company’s 401(k). The 401(k) plan provides for a Company match of 50% on up to the first four percent contributed by the employee.

     There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The 1996 Stock Plan and the 2003 Stock Incentive Plan contain limitations on the number of stock options that may be granted to any person in any fiscal year. These limitations are intended to preserve the Company’s federal tax deduction for compensation expense related to stock options that may be granted to executive officers under these plans. Given the Company’s current levels of cash compensation, the Committee does not believe it will be necessary to take any other action to qualify the Company’s compensation programs under Section 162(m) in the foreseeable future; however, the Committee will continue to evaluate whether any future action is appropriate.
Chief Executive Officer Compensation
     The compensation of Mr. Allingham, the Company’s Chief Executive Officer, is set by and subject to the discretion of the Committee, with approval of the Board of Directors. In determining the base salary for fiscal 2006, the Committee has utilized the 2005 report by the compensation consultants and current compensation surveys, and has considered performance against defined goals as well as Mr. Allingham’s role in building and leading the management team responsible for achieving the Company’s financial targets. Mr. Allingham’s salary was $300,000 for fiscal 2006 (an increase of 5.3% over his 2005 base salary), which the Committee believes is competitive with other salaries of chief executive officers in the industry. Mr. Allingham also received a cash bonus of $105,000 pursuant to the 2006 Bonus Plan. At its meeting in June 2006, the Committee concluded that Mr. Allingham’s performance during the year merited additional compensation and decided to recommend to the full board a discretionary bonus in the amount of $30,000. The full Board unanimously approved the Committee’s recommendation at its June meeting thereby bringing Mr. Allingham’s fiscal 2006 bonuses to $135,000, or 45% of his base salary. The Committee believes these are appropriate in light of the Company’s performance, the compensation of other CEO’s leading smaller medical device companies and the role Mr. Allingham played in directing the Company’s recent profitable performance.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS:
Thomas H. Garrett, Chairman
Joan L. Gardner
Richard W. Perkins

Summary Compensation Table
     The following table sets forth certain information regarding compensation paid during each of the Company’s last three fiscal years to the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers, based on salary and bonus earned during fiscal 2006.

				Long-Term Compensation
				Awards
				Restricted	Securities	All Other
		Annual Compensation		Stock	Underlying	Compen-
	Fiscal	Salary	Bonus	Awards(1)	Options	sation(2)
Name and Principal Position	Year	($)	($)	($)	(#)	($)
Dennis J. Allingham	2006	300,000	135,000	—	—	5,050
President and Chief	2005	289,802	108,300	186,000	—	3,119
Executive Officer	2004	243,720	41,250	—	105,000	2,095

David M. Noel	2006	145,000	30,450	—	—	4,047
Vice President of Finance	2005	136,635	49,950	93,000	—	1,431
and Chief Financial Officer	2004	113,073	19,500	—	60,000	261

Larry D. Hiebert Vice President and General	2006	145,000	30,450	—	—	4,036
Manager of the Hyaluronan	2005	136,743	51,300	93,000	—	1,474
Division	2004	119,421	19,500	—	60,000	1,128

Kipling Thacker, Ph.D.	2006	130,000	27,300	—	—	2,064
Vice President of New	2005	119,784	46,800	107,900	30,000	1,346
Business Development	2004	102,974	21,161	—	2,000	950

Benjamin C. Beckham(3)	2006	175,632	29,450	111,930	61,000	4,268
Vice President of Sales and	2005	136,136	10,000	—	—	1,328
Marketing — ORD	2004	124,464	—	—	—	1,421

(1)	The value of each executive officer’s restricted stock included in this column is determined by multiplying the closing market price of the Company’s common stock on the respective dates of grant of the awards by the number of shares awarded. The named executive officers held shares of restricted stock as of June 30, 2006, with market values as of that date (calculated by multiplying the closing market price of the Company’s common stock on that date by the total number of restricted shares held by each officer) as follows: Mr. Allingham, 20,000 shares valued at $314,000; Mr. Noel, 10,000 shares valued at $157,000; Mr. Hiebert, 10,000 shares valued at $157,000; Mr. Thacker, 10,000 shares valued at $157,000; and Mr. Beckham, 7,000 shares valued at $109,900. Other than the restricted shares granted to Mr. Beckham, the restricted shares will vest at the earlier of four years from the date of issuance or upon achievement of financial performance criteria for fiscal years 2005, 2006 and 2007. The restricted shares granted to Mr. Beckham will vest at the earlier of three years from the date of issuance or upon achievement of financial performance criteria for fiscal years 2006 and 2007. The executive officers have the right to receive dividends on the shares of restricted stock held by them.

(2)	All amounts in this column consist of matching contributions to the Company’s 401(k) Plan, which is generally available to all employees.

(3)	Mr. Beckham was named an officer on January 3, 2006.

Option Grants In Last Fiscal Year
     The following table summarizes option grants during fiscal 2006 to Mr. Beckham. No other executive officers named in the Summary Compensation Table were granted options during fiscal 2006.

Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options			of Stock Price
	Underlying	Granted to	Exercise		Appreciation of Option
	Options	Employees	Price	Expiration	Term(5)
Name	Granted (#)	in Fiscal Year	($/Share)(3)	Date(4)	5% ($)	10% ($)
Benjamin C. Beckham	1,000 (1)	0.5%	10.750	7/1/2015	6,761	17,133
Benjamin C. Beckham	60,000 (2)	29.8%	15.990	1/3/2016	603,362	1,529,036

(1)	Exercisable in cumulative installments of 25% per year commencing one year from the date of grant (July 1, 2005), with full vesting occurring on the fourth anniversary date.

(2)	Fully vested and exercisable one year from date of grant.

(3)	All options were granted at the market value of the Company’s common stock based upon the last reported price on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4)	All options have a ten-year term, subject to termination of employment.

(5)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option holder’s continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
     The following table summarizes stock option exercises during the last fiscal year and the value of unexercised options held by the executive officers named in the Summary Compensation Table at the end of fiscal 2006.

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised
	on		Options at		In-The-Money Options
	Exercise	Value	Fiscal Year-End (#)		at Fiscal Year-End(1) ($)
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dennis J. Allingham	—	—	323,625	875	2,072,126	6,834
David M. Noel	—	—	50,750	15,250	445,244	116,098
Larry D. Hiebert	—	—	74,300	15,250	520,429	116,098
Kipling Thacker, Ph.D.	—	—	53,050	3,000	207,900	24,690
Benjamin C. Beckham	—	—	5,500	61,000	—	4,950

(1)	The closing price of the Company’s common stock on June 30, 2006 was $15.70. Value is calculated on the basis of the difference between the option exercise price and $15.70 multiplied by the number of shares of common stock underlying the options.

Change in Control and Employment Agreements
     Each of the Company’s current executive officers named in the Summary Compensation Table is a party to a change in control agreement with the Company designed to retain the executive officer and provide for continuity of management in the event of an actual or threatened change in control of the Company (as “change in control” is defined in the agreements). The agreements provide that, in the event of a change in control, each executive officer would have specific rights and receive specified benefits if the executive officer is terminated without “cause” (as defined in the agreements) or the executive officer voluntarily terminates his or her employment for “good reason” (as defined in the agreements) within two years after the change in control. In these circumstances, Mr. Allingham will receive a severance payment equal to two times his annual salary and annual bonus, and Messrs. Beckham, Hiebert, Noel and Thacker will each receive a severance payment equal to the executive officer’s annual salary and annual bonus. In addition, the Company will continue to provide certain benefits to the executive officers for two years following termination, and all options and incentive awards granted to the executive officers under the Company’s plans will become immediately exercisable or vested.
     None of the officers named in the Summary Compensation Table have employment agreements with the Company.
STOCK PRICE PERFORMANCE GRAPH
     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five years ended June 30, 2006 with the cumulative total return on: (i) the Nasdaq Stock Market Index (U.S. Companies) and (ii) the Nasdaq Medical Equipment Index. The comparison assumes that $100 was invested on June 30, 2001 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

	6/29/01	6/28/02	6/30/03	6/30/04	6/30/05	6/30/06
Lifecore Biomedical, Inc.	$100.00	$226.80	$113.20	$122.80	$218.18	$314.00
Nasdaq Medical Equipment Index	100.00	91.21	98.30	141.08	141.84	153.52
Nasdaq Market Index	100.00	67.83	75.43	95.93	95.82	101.99

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of the Audit Committee
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2006. The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 relating to the independent registered public accounting firm’s independence from the Company, has discussed with Grant Thornton LLP their independence from the Company, and has considered the compatibility of non-audit services with the firm’s independence.
     The Audit Committee acts pursuant to the Audit Committee Charter. The Audit Committee Charter was amended by the Board of Directors in August 2004 to be in compliance with all provisions of the Sarbanes-Oxley Act of 2002 and Nasdaq requirements. Each of the members of the Audit Committee qualifies as an “independent” director under the current Nasdaq listing standards and the rules of the Securities and Exchange Commission.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.
     SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS:
Luther T. Griffith, Chairman
Orwin L. Carter, Ph.D.
Richard W. Perkins
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
     The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2006 and 2005 and fees billed for other services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years:

	2006	2005
Audit Fees(1)	$200,000	$221,600
Tax Fees(2)	47,400	55,000
All Other Fees(3)	32,900	21,600

(1)	Audit fees consisted of audit work performed in preparation of the Company’s annual financial statements, review of the quarterly financial statements included in our quarterly reports on Form 10-Q for fiscal years 2006 and 2005 and fees related to Sarbanes-Oxley compliance.

(2)	Tax fees consisted of federal and state income tax return preparation and tax planning and tax advice related to the Company’s stock option plans.

(3)	Other fees consisted of fees related to the audit of the Company’s 401K Plan and other accounting and reporting consultations.
     The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP during the last two fiscal years are compatible with maintaining Grant Thornton LLP’s independence and has concluded that they are.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by the Company’s Independent Registered Public Accounting Firm
     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by the Company’s independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent registered public accounting firm and an annual review of the financial plan for audit fees.
     To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.
     As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by the Company’s Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.
     All of the services provided by the Company’s independent registered public accounting firm in fiscal 2006 and 2005, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Grant Thornton LLP has been the Company’s independent registered public accounting firm since 1983. The Board of Directors has recommended that the shareholders ratify the reappointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.
     While the Company is not required to do so, the Company is submitting the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007 for ratification in order to ascertain the views of the Company’s shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s shareholders.
     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. Such representative will be given the opportunity to make a statement at the Annual Meeting and will be available to answer any appropriate questions.
     The Board of Directors recommends that the shareholders vote “FOR” the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007, and the enclosed proxy will be so voted unless a contrary vote is indicated.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     The proxy rules of the Securities and Exchange Commission permit shareholders to include proposals for shareholder action in the Company’s proxy statement if notification of such proposals is received by the Company not less than 120 days in advance of the calendar date the Company’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. Therefore, notice of shareholder proposals to be included in the proxy statement for the Company’s annual meeting for fiscal year ending June 30, 2006 must be received by the Company before June 8, 2007. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.
     The Company’s Bylaws also provide that shareholders may present proposals for shareholder action, which will not be included in the Company’s proxy statement but may be considered at the annual meeting, by giving notice to the Secretary of the Company not less than 50 days nor more than 75 days prior to the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the annual meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. The Company’s annual meeting for the fiscal year ending June 30, 2007 is expected to be held on or about November 15, 2007.
OTHER MATTERS
     The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event additional matters should be presented.
     The Annual Report of the Company which includes the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, including the consolidated financial statements and schedule thereto, as filed with the Securities and Exchange Commission, is enclosed herewith.

By Order of the Board of Directors,

Dennis J. Allingham
President, CEO and Secretary
October 6, 2006

LIFECORE BIOMEDICAL, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, November 16, 2006

Lifecore Biomedical, Inc. 3515 Lyman Boulevard, Chaska, Minnesota 55318	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 16, 2006.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.
If no choice is specified, the proxy will be voted FOR Items 1 and 2.
The undersigned hereby appoints Dennis J. Allingham and David M. Noel, and each of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Minneapolis, MN on November 16, 2006 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.
See reverse for voting instructions.

ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Dennis J. Allingham	05 Luther T. Griffith
		02 Orwin L. Carter, Ph.D	06 Richard W. Perkins
		03 Martin J. Emerson	07 John E. Runnells
04 Thomas H. Garrett

☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	Proposal to ratify and approve the appointment of Grant Thornton LLP as independent registered public accounting firm of the company for the current fiscal year ending June 30, 2007.	☐	For	☐	Against	☐	Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.